Exhibit 3.4

CERTIFICATE OF AMENDMENT NO. 3 OF THE

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ARENA PHARMACEUTICALS, INC.

ARENA PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is Arena Pharmaceuticals, Inc.

SECOND: The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 14, 1997, under the original name Arena Pharmaceuticals, Inc. The Certificate of Incorporation was subsequently amended and restated on June 26, 1997, November 26, 1997, January 29, 1999, August 1, 2000, and June 11, 2002. The Amended and Restated Certificate of Incorporation was subsequently amended on June 15, 2006, and on June 26, 2009.

THIRD: At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted providing that the second sentence of Paragraph A of Article IV of the Fifth Amended and Restated Certificate of Incorporation, as amended, of the Corporation shall be amended and restated to read in its entirety as follows:

“The total number of shares which the Corporation is authorized to issue is Three Hundred Seventy Five Million (375,000,000) shares, Three Hundred Sixty Seven Million Five Hundred Thousand (367,500,000) shares of which shall be Common Stock (the “Common Stock”) and Seven Million Five Hundred Thousand (7,500,000) shares of which shall be Preferred Stock (the “Preferred Stock”).”

FOURTH: Thereafter, this Certificate of Amendment No. 3 to the Fifth Amended and Restated Certificate of Incorporation, as amended, was duly adopted at the Corporation’s 2012 annual meeting of the stockholders, which was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, by the holders of at least a majority of the Corporation’s outstanding stock in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Arena Pharmaceuticals, Inc., has caused this Certificate of Amendment No. 3 to be signed by its Executive Vice President, General Counsel and Secretary this 20th day of June 2012.

ARENA PHARMACEUTICALS, INC.

By:	/s/ Steven W. Spector
Steven W. Spector, Executive Vice President, General Counsel and Secretary